Exhibit 99.1

GeoMet Announces Financial and Operating Results for the Quarter and Six Months Ended June 30, 2012

Houston, Texas—August 15, 2012-GeoMet, Inc. (OTCQ: GMET; NASDAQ: GMETP) (“GeoMet” or the “Company”) today announced its financial and operating results for the quarter and six months ended June 30, 2012.

William C. Rankin, GeoMet’s President and Chief Executive Officer, commented, “The average price received before hedging activities for natural gas sold during the quarter was $2.24 per Mcf, our lowest quarterly price in many years.  Lower gas prices were the primary factor in the large ceiling cost write down, the reduction in our proved natural gas reserves and the increase in our depletion expenses. Adjusted for hedge settlement payments received during the quarter, the realized gas price was $4.47 per Mcf. The Company generated Adjusted EBITDA of $3.6 million for the quarter which does not include $2.4 million in settlement payments related to the return of basis on acquired hedges.” Mr. Rankin added, “We also completed the disposition of our Canadian operations during the quarter resulting in a significant reduction in future obligations. Mr. Rankin went on to say, “The recent amendment to our bank credit agreement was a significant step toward resolving the Company’s borrowing base deficiency. We believe this was possible as a result of our hedge positions and the long life shallow decline nature of our natural gas reserve base.”

Second Quarter 2012 Financial and Operating Results

For the quarter ended June 30, 2012, GeoMet reported a net loss of $53.9 million. Included in the net loss was a $42.3 million pre-tax, non-cash impairment to the Company’s gas properties, a $10.2 million pre-tax, non-cash, mark-to-market loss on natural gas derivative contracts and a $0.7 million non-cash loss on the disposal of our Canadian operations. The Company received net cash payments of $7.7 million from the settlement of natural gas derivative contracts during the current year quarter. The net loss for the 2012 quarter also included $0.8 million from non-routine charges relating to restructuring of the Company’s senior management. For the quarter ended June 30, 2011, GeoMet reported net income of $1.1 million. Included in net income was a $0.2 million pre-tax, non-cash, mark-to-market gain on natural gas derivative contracts. The Company received net cash payments of $1.5 million from the settlement of natural gas derivative contracts during the 2011 quarter.

For the quarter ended June 30, 2012, GeoMet reported a net loss available to common stockholders of $55.0 million, or $1.37 per fully diluted share. Included in the net loss available to common stockholders for the quarter ended June 30, 2012 were non-cash charges of $0.5 million for accretion of preferred stock and $0.6 million for paid-in-kind (“PIK”) dividends on preferred stock. For the quarter ended June 30, 2011, GeoMet reported a net loss available to common stockholders of $0.7 million, or $0.02 per fully diluted share. Included in the net loss available to common stockholders for the quarter ended June 30, 2011 were non-cash charges of $0.4 million for accretion of preferred stock and $1.3 million for PIK dividends on preferred stock.

Adjusted Net Loss for the current year quarter was $0.2 million down from Adjusted Net Income of $0.9 million in the prior year quarter. Adjusted Net (Loss) Income is a non-GAAP measure. See the accompanying table for a reconciliation of Adjusted Net (Loss) Income to Net (Loss) Income.

For the quarter ended June 30, 2012, Adjusted EBITDA decreased to $3.6 million from $4.7 million in the prior year quarter. Adjusted EBITDA is a non-GAAP measure. See the accompanying table for a reconciliation of Adjusted EBITDA to Net (Loss) Income.  Adjusted EBITDA, including the return of basis in the settlement of natural gas derivative contracts in the amount of $2.4 million acquired in the November 2011 asset purchase, totaled $6.0 million for the current year quarter. We believe this non-GAAP measure is also important for the reporting period because it includes the total cash flows being generated by the hedges acquired in the

November 2011 asset purchase.  Such hedges were integral and a critical component of the value related to acquired gas properties.

Revenues combined with cash settlements of natural gas derivative contracts increased to $15.5 million for the quarter ended June 30, 2012 from $9.9 million in the prior year quarter. The average natural gas price, adjusted for cash settlements of natural gas derivative contracts, was $4.47 per Mcf during the quarter ended June 30, 2012 versus $5.36 per Mcf for the prior year quarter. Revenues, as reported for the quarter ended June 30, 2012, which excludes the effects of cash settlements of natural gas derivative contracts, were $7.8 million, as compared to $8.4 million for the prior year quarter. The average natural gas price, excluding the effects of cash settlements of natural gas derivative contracts, for the quarter ended June 30, 2012 was $2.24 per Mcf as compared to the prior year quarter average of $4.53 per Mcf.

Average net gas sales volumes for the quarter ended June 30, 2012 were 37.9 MMcf per day, an 87% increase from the same quarter in 2011 primarily due to the properties acquired in the November 2011 asset purchase.

Six Months Ended June 30, 2012 Financial and Operating Results

For the six months ended June 30, 2012, GeoMet reported a net loss of $106.9 million. Included in the net loss was a $58.0 million pre-tax, non-cash impairment to the Company’s gas properties, a $5.0 million pre-tax, non-cash, mark-to-market loss on natural gas derivative contracts and a $0.7 million non-cash loss on the disposal of our Canadian operations. The Company received net cash payments of $15.0 million from the settlement of natural gas derivative contracts during the current year period. The net loss for the 2012 period also included $0.8 million from non-routine charges relating to restructuring of the Company. For the six months ended June 30, 2011, GeoMet reported net income of $1.5 million. Included in net income was a $2.7 million pre-tax, non-cash, mark-to-market loss on natural gas derivative contracts. The Company received net cash payments of $5.0 million from the settlement of natural gas derivative contracts during the 2011 period.

For the six months ended June 30, 2012, GeoMet reported a net loss available to common stockholders of $109.6 million, or $2.75 per fully diluted share. Included in the net loss available to common stockholders for the six months ended June 30, 2012 were non-cash charges of $0.9 million for accretion of preferred stock and $1.9 million for PIK dividends on preferred stock. For the period ended June 30, 2011, GeoMet reported a net loss available to common stockholders of $2.0 million, or $0.05 per fully diluted share. Included in the net loss available to common stockholders for the period ended June 30, 2011 were non-cash charges of $0.9 million for accretion of preferred stock and $2.6 million for PIK dividends on preferred stock.

Adjusted Net Income for the current year period decreased to $0.7 million from $3.2 million in the prior year period. Adjusted Net (Loss) Income is a non-GAAP measure. See the accompanying table for a reconciliation of Adjusted Net (Loss) Income to Net (Loss) Income.

For the six months ended June 30, 2012, Adjusted EBITDA decreased to $10.4 million from $10.7 million in the prior year period. Adjusted EBITDA is a non-GAAP measure. See the accompanying table for a reconciliation of Adjusted EBITDA to Net (Loss) Income.  Adjusted EBITDA, including the return of basis in the settlement of natural gas derivative contracts in the amount of $4.9 million acquired in the November 2011 asset purchase, totaled $15.3 million for the current year period. We believe this non-GAAP measure is also important for the reporting period because it includes the total cash flows being generated by the hedges acquired in the November 2011 asset purchase.  Such hedges were integral and a critical component of the value related to acquired gas properties.

Revenues combined with cash settlements of natural gas derivative contracts, increased to $33.0 million for the six months ended June 30, 2012 from $21.4 million in the prior year period. The average natural gas price, adjusted for cash settlements of natural gas derivative contracts, was $4.65 per Mcf during the six months ended June 30, 2012 versus $5.77 per Mcf for the prior year period. Revenues, as reported for the six months ended June 30, 2012, which excludes the effects of cash settlements of natural gas derivative contracts, were $18.0 million, as compared to $16.3 million for the prior year period. The average natural gas price, excluding the effects of cash settlements of natural gas derivative contracts, for the six months ended June 30, 2012 was $2.52 per Mcf as compared to the prior year period average of $4.40 per Mcf.

Average net gas sales volumes for the six months ended June 30, 2012 were 39.0 MMcf per day, a 91% increase from the same period in 2011 primarily due to the properties acquired in the November 2011 asset purchase.

Forward-Looking Statements Notice

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Except for statements of historical facts, all statements included in the document, including those preceded by, followed by or that otherwise include the words “believe,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “target,” “goal,” “plans,” “objective,” “should” or similar expressions or variations on such words are forward-looking statements.  These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are volatility of future natural gas prices, which have been depressed recently, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the SEC. GeoMet undertakes no duty to update or revise these forward-looking statements.

Conference Call Information

GeoMet will hold its quarterly conference call to discuss the results for the quarter and six months ended June 30, 2012 on August 15, 2012 at 10:30 a.m. Central Time. To participate, dial (888) 312-3048 a few minutes before the call begins. Please reference GeoMet, Inc. conference ID 4797502. The call will also be broadcast live over the Internet from the Company’s website at www.geometinc.com. A replay of the conference call will be accessible shortly after the end of the call on August 15, 2012 and will be available through August 22, 2012. To access the conference call replay, please dial (888) 203-1112 and enter replay pass code 4797502 when prompted.

About GeoMet, Inc.

GeoMet, Inc. is an independent energy company primarily engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane”) and non-conventional shallow gas. Our principal operations and producing properties are located in the Cahaba and Black Warrior Basins in Alabama and the Central Appalachian Basin in Virginia and West Virginia. We also control additional coalbed methane and oil and gas development rights, principally in Alabama, Virginia, and West Virginia.

For more information please contact Stephen M. Smith at (713) 287-2251 (ssmith@geometcbm.com) or visit our website at www.geometinc.com.

GEOMET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenues:
Gas sales	$7,712	$8,331	$17,855	$16,182
Operating fees and other	59	73	135	145
Total revenues	7,771	8,404	17,990	16,327

Expenses:
Total production expenses	7,157	4,184	14,307	8,375
Depreciation, depletion and amortization	3,290	1,604	6,921	3,224
Impairment of gas properties	42,256	—	58,035	—
General and administrative	1,366	1,495	2,668	2,925
Restructuring costs	765	—	765	—
Realized gains on derivative contracts	(5,311)	(1,536)	(10,104)	(5,033)
Unrealized losses (gains) on derivative contracts	10,203	(197)	4,979	2,653
Total operating expenses	59,726	5,550	77,571	12,144

Operating (loss) income	(51,955)	2,854	(59,581)	4,183
Other expenses & interest, net	(1,267)	(829)	(2,544)	(1,659)

(Loss) income before income taxes	(53,222)	2,025	(62,125)	2,524
Income tax expense	(6)	(902)	(44,031)	(907)

(Loss) income before discontinued operations	(53,228)	1,123	(106,156)	1,617
Discontinued operations, net of tax	(676)	(51)	(696)	(94)

Net (loss) income	$(53,904)	$1,072	$(106,852)	$1,523

Accretion of Preferred Stock	(471)	(436)	(933)	(860)
Cash Dividends on Preferred Stock	(1)	(1)	(1)	(1)
PIK Dividends on Preferred Stock	(619)	(1,336)	(1,861)	(2,632)

Net loss available to common stockholders	$(54,995)	$(701)	$(109,647)	$(1,970)

Net loss per common share:
Basic	$(1.37)	$(0.02)	$(2.75)	$(0.05)
Diluted	$(1.37)	$(0.02)	$(2.75)	$(0.05)
Weighted average number of common shares:
Basic	40,004	39,618	39,883	39,544
Diluted	40,004	39,618	39,883	39,544

GEOMET, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2012	December 31, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$5,424	$458
Accounts receivable	3,588	4,402
Inventory	627	597
Derivative asset — natural gas hedges	14,448	20,685
Other current assets	1,246	1,141

Total current assets	25,333	27,283

Property and equipment — net	112,167	176,393

Other noncurrent assets:
Derivative asset — natural gas hedges	—	1,766
Deferred income taxes	3,889	48,171
Other	3,090	3,533

Total other noncurrent assets	6,979	53,470

TOTAL ASSETS	$144,479	$257,146

LIABILITIES, MEZZANINE AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current Liabilities:
Accounts payable	$6,756	$7,500
Accrued liabilities	4,016	3,936
Deferred income taxes	3,888	4,153
Derivative liability — natural gas contracts	79	—
Asset retirement liability	—	32
Current portion of long-term debt	15,900	92

Total current liabilities	30,639	15,713

Long-term debt	132,700	158,172
Asset retirement liability	8,318	8,139
Derivative liability — natural gas contracts	1,823	—
Other long-term accrued liabilities	76	8

TOTAL LIABILITIES	173,556	182,032

Mezzanine equity:
Series A Convertible Redeemable Preferred Stock	32,178	28,483

Stockholders’ (deficit) equity	(61,255)	46,631

TOTAL LIABILITIES, MEZZANINE AND STOCKHOLDERS’ (DEFICIT) EQUITY	$144,479	$257,146

GEOMET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended June 30,
	2012	2011
Net cash provided by operating activities	$10,414	$8,152
Net cash provided by (used in) investing activities (1)	4,421	(6,576)
Net cash used in financing activities (2)	(9,874)	(1,332)
Effect of exchange rates changes on cash	5	3
Increase in cash and cash equivalents	4,966	247
Cash and cash equivalents at beginning of period	458	537
Cash and cash equivalents at end of period	$5,424	$784

(1)     Net cash provided by investing activities for the six months ended June 30, 2012 primarily consists of the return of basis in the settlement of natural gas derivative contracts acquired in the November 2011 asset purchase.

(2)     Primarily consists of reducing bank debt.

GEOMET, INC.

OPERATING STATISTICS

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Per Mcf data ($/Mcf):

CONSOLIDATED
Net sales volumes (MMcf)	3,448	1,840	7,078	3,679
Average natural gas sales price realized(1)	$3.78	$5.36	$3.95	$5.77
Average natural gas sales price realized including return of basis (2)	$4.47	$5.36	$4.65	$5.77
Differential to NYMEX (3)	$0.02	$0.21	$0.04	$0.19
Average natural gas sales price	$2.24	$4.53	$2.52	$4.40
Lease operating expenses	$1.29	$1.57	$1.26	$1.59
Compression and transportation expenses	$0.67	$0.52	$0.64	$0.51
Production taxes	$0.10	$0.20	$0.12	$0.19
Total production expenses	$2.06	$2.29	$2.02	$2.29
Depletion	$0.92	$0.83	$0.95	$0.83
CENTRAL APPALACHIAN BASIN
Net sales volumes (MMcf)	2,455	1,396	4,970	2,796
Lease operating expenses	$1.19	$1.15	$1.20	$1.20
Compression and transportation expenses	$0.85	$0.57	$0.82	$0.55
Production taxes	$0.10	$0.19	$0.11	$0.18
Total production expenses	$2.14	$1.91	$2.13	$1.93
ALABAMA
Net sales volumes (MMcf)	993	444	2,108	883
Lease operating expenses	$1.55	$2.77	$1.41	$2.78
Compression and transportation expenses	$0.22	$0.41	$0.22	$0.36
Production taxes	$0.12	$0.22	$0.13	$0.21
Total production expenses	$1.89	$3.40	$1.76	$3.35

(1)                   Average natural gas sales price realized includes the effects of realized gains and losses on derivative contracts.

(2)                   Average natural gas sales price realized including return of basis includes the effects of realized gains and losses on derivative contracts, as well as the return of the original basis in the derivative contracts.

(3)                   The difference between the average natural gas price for the period, before the impact of gains on derivative contracts, and the final average settlement price for natural gas contracts on the New York Mercantile Exchange (“NYMEX”) for each month during the applicable period weighted by gas sales volumes

GEOMET, INC.

CONSOLIDATED DERIVATIVE CONTRACT POSITIONS

At June 30, 2012, we had the following natural gas collar positions:

Period	Volume (MMBtu)	Sold Ceiling	Bought Floor
January 2014 through December 2015	3,650,000	$4.30	$3.60
January 2014 through December 2015	3,650,000	$4.20	$3.50

	7,300,000

At June 30, 2012, we had the following natural gas swap positions:

Period	Volume (MMBtu)	Fixed Price
July through December 2012	276,000	$5.11
July through December 2012	114,000	$5.12
July through December 2012	526,051	$6.85
July through December 2012	247,337	$6.99
July through December 2012	404,093	$7.05
July through October 2012	492,000	$5.73
July through October 2012	984,000	$4.94
July through October 2012	1,845,000	$2.89
November 2012 through March 2013	604,000	$6.42
November 2012 through March 2013	906,000	$5.50
November 2012 through March 2013	4,128,000	$3.81
November 2012 through March 2013	4,128,000	$3.82
January 2013 through December 2013	2,190,000	$3.60
April 2013 through December 2013	2,750,000	$3.25

	19,594,481

At June 30, 2012, we had the following natural gas basis swap position:

Period	Volume (MMBtu)	Fixed Basis
July through December 2012	276,000	$0.04

GEOMET, INC.

RECONCILIATION OF ADJUSTED EBITDA TO NET (LOSS) INCOME

(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Net (loss) income	$(53,905)	$1,072	$(106,852)	$1,523
Add: Interest expense, net of interest income and amounts capitalized	1,268	820	2,540	1,655
Add (Deduct): Other expense (income)	—	8	4	4
Add (Deduct): Income tax expense (benefit)	6	902	44,031	907
Add: Impairment of gas properties	42,256	—	58,035	—
Add : Depreciation, depletion and amortization (1)	3,289	1,622	6,919	3,255
(Deduct) Add: Unrealized (gains) losses on derivative contracts	10,203	(197)	4,979	2,653
Add: Stock based compensation	279	317	393	452
Add: Accretion expense — asset retirement obligations	195	136	392	271
Adjusted EBITDA	$3,591	$4,680	$10,441	$10,720

(1)          Depreciation, depletion and amortization includes amounts reported in Discontinued operations, net of tax on the Condensed Consolidated Statements of Operations.

The table above reconciles Adjusted EBITDA to net (loss) income. Adjusted EBITDA is defined as net (loss) income before net interest expense, other non-operating expense (income), income taxes, depreciation, depletion, amortization, impairment of gas properties, unrealized (gains) losses on natural gas derivative contracts, stock-based compensation and accretion expense. Although Adjusted EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States of America (GAAP), management believes that it is useful to GeoMet and to an investor in evaluating our company because it is a widely used measure to evaluate a company’s cash flows and operating performance.

GEOMET, INC.

RECONCILIATION OF ADJUSTED NET (LOSS) INCOME TO NET (LOSS) INCOME

(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Net (loss) income	$(53,904)	$1,072	$(106,852)	$1,523
Add (Deduct): Unrealized (gains) losses on derivative contracts, net of tax	6,306	(122)	3,077	1,639
Add: Valuation allowance	20,378	—	67,728	—
Add: Impairment of gas properties, net of tax	26,114	—	35,866	—
Add: Restructuring costs, net of tax	473	—	473	—
Add: Loss on the sale Hudson’s Hope Gas Ltd., net of tax	422	—	422	—
Adjusted Net (Loss) Income	$(211)	$950	$714	$3,162

The table above reconciles Adjusted Net (Loss) Income to net (loss) income. Adjusted Net (Loss) Income is calculated by eliminating valuation allowance related to net deferred tax asset, unrealized (gains) losses on natural gas derivative contracts from net (loss) income, impairment of gas properties, acquisition costs, and their related tax effects to arrive at Adjusted Net Income. The tax effects are determined by calculating the tax provision for GAAP net (loss) income and comparing the results to the tax provision for Adjusted Net Income, which excludes the adjusting items. The difference in the tax provision calculations represents the effect of income taxes. The calculation is performed at the end of each quarter and, as a result, the tax rates for each discrete period are different. Although Adjusted Net (Loss) Income is a non-GAAP measure, we believe it is useful information for investors because the unrealized (gains) losses relate to derivative contracts that hedge our production in future months. The gains associated with derivative contracts that hedge current production are recognized in net (loss) income and are not eliminated in determining Adjusted Net Income. The adjustment better matches (gains) losses on natural gas derivative contracts with the period when the underlying hedged production occurs.